NON-QUALIFIED STOCK OPTION AGREEMENT
Solera Holdings, Inc.
(Performance Based Vesting)
Date

Name
Street Address
City, State, Zip Code

Re:	Solera Holdings, Inc. Grant of Non-Qualified Stock Option
Dear [Name]:
Solera Holdings, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s 2008 Omnibus Equity Incentive Plan (the “Plan”) and this Agreement (this “Agreement”), the Committee has granted to you an option (the “Option”) to acquire shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as set forth below (the “Option Shares”), subject to the terms and conditions set forth herein:

No. of Option Shares	[Number]

Date of Grant	[Date]

Exercise Price per Option Share	[$Price]

Performance Based Vesting of Option Shares
Except as set forth below, in the case of a Change in Control, Option Shares shall only become vested and exercisable if both an Adjusted EBITDA (as defined below) vesting trigger is satisfied, followed by the subsequent satisfaction of a TSR (as defined below) vesting trigger.

With respect to [25% of this Grant] of the Option Shares, such Option Shares shall be eligible to become vested and exercisable only if the Adjusted EBITDA for (i) Fiscal Year 2014 equals or exceeds $[ ], (ii) Fiscal Year 2015 equals or exceeds $[ ] or (iii) Fiscal Year 2016 equals or exceeds $[ ], (the “Initial Adjusted EBITDA Vesting Trigger”). If, based on published financial results of the Company and adjustments for non-U.S. currency exchange rates as set forth herein, the Committee certifies that the Initial Adjusted EBITDA Vesting Trigger is satisfied (the “First EBITDA Certification Date”), then this portion of the Option shall become vested and exercisable on and after the first day of the calendar month following the First EBITDA Certification Date and the date on which the Initial TSR Vesting Trigger is certified by the Committee as satisfied. To the extent that any of these Option Shares can no longer become vested Option Shares as a result of the failure to satisfy the Initial Adjusted EBITDA Vesting Trigger, such Option Shares shall be forfeited upon the conclusion of the Fiscal Year 2016.

With respect to an additional [25% of this Grant] of the Option Shares, these Option Shares shall be eligible to become vested and exercisable only if the Adjusted EBITDA for (i) Fiscal Year 2015 equals or exceeds $[ ], (ii) Fiscal Year 2016 equals or exceeds $[ ] or (iii) Fiscal Year 2017 equals or exceeds $[ ] (the “Second Adjusted EBITDA Vesting Trigger”). If, based on published financial results of the Company and adjustments for non-U.S. currency exchange rates as set forth herein, the Committee certifies that the Second Adjusted EBITDA Vesting Trigger is satisfied (the “Second EBITDA Certification Date”), then this portion of the Option shall become vested and exercisable on and after the first day of the calendar month following the Second EBITDA Certification Date and the date on which the Second TSR Vesting Trigger is certified by the Committee as satisfied. To the extent that any of these Option Shares can no longer become vested Option Shares as a result of the failure to satisfy the Second Adjusted EBITDA Vesting Trigger, such Option Shares shall be forfeited upon the conclusion of the Fiscal Year 2017.

With respect to [25% of this Grant] of the Option Shares, these Option Shares shall be eligible to become vested and exercisable only if the Adjusted EBITDA for (i) Fiscal Year 2016 equals or exceeds $[ ] or (ii) Fiscal Year 2017 equals or exceeds $[ ] (the “Third Adjusted EBITDA Vesting Trigger”). If, based on published financial results of the Company and adjustments for non-U.S. currency exchange rates as set forth herein, the Committee certifies that the Third Adjusted EBITDA Vesting Trigger is satisfied (the “Third EBITDA Certification Date”), then this portion of the Option shall become vested and exercisable on and after the first day of the calendar month following the Third EBITDA Certification Date and the date on which the Third TSR Vesting Trigger is certified by the Committee as satisfied. To the extent that any of these Option Shares can no longer become vested Option Shares as a result of the failure to satisfy the Third Adjusted EBITDA Vesting Trigger, such Option Shares shall be forfeited upon the conclusion of the Fiscal Year 2017.

With respect to the final [25% of Grant] of the Option Shares, these Option Shares shall be eligible to become vested and exercisable only if the Adjusted EBITDA for Fiscal Year 2017 equals or exceeds $[ ] (the “Final Adjusted EBITDA Vesting Trigger”). If, based on published financial results of the Company and adjustments for non-U.S. currency exchange rates as set forth herein, the Committee certifies that the Final Adjusted EBITDA Vesting Trigger is satisfied (the “Final EBITDA Certification Date”), then this portion of the Option shall become vested and exercisable on and after the first day of the calendar month following the Final EBITDA Certificate Date and the date on which the Final TSR Vesting Trigger is certified by the Committee as satisfied. To the extent that any of these Option Shares can no longer become vested Option Shares as a result of the failure to satisfy the Final Adjusted EBITDA Vesting Trigger, such Option Shares shall be forfeited upon the conclusion of the Fiscal Year 2017.

For purposes of the foregoing, the Expiration Date shall also be deemed to be a “first day of the calendar month” for purposes of determining if each of the Initial TSR Vesting Trigger, the Second TSR Vesting Trigger, the Third TSR Vesting Trigger and the Final TSR Vesting Trigger (collectively, the “TSR Vesting Triggers”) has been satisfied with respect to any Option Shares that have not become vested or been forfeited on or prior to the first day of the month in which the Expiration Date occurs.

Change In Control Based Vesting of Option Shares
Notwithstanding anything in the Plan to the contrary, the provisions set forth in this paragraph shall govern the vesting and exercisability of the Option Shares in the event of a Change in Control (as defined in the Plan) to the extent such Option Shares have not become vested in accordance with the preceding paragraph setting forth Performance Based Vesting of Option Shares and which remain outstanding.

If upon the consummation of a Change in Control, the Total Shareholder Return (as defined below) with respect to the Common Stock equals or exceeds sixty-seven percent (67%) measured from March 29, 2013 through the consummation of the Change in Control, the Option Shares (other than those which have previously become vested and exercisable, or have been forfeited pursuant to the above provisions) shall become vested and exercisable immediately prior to, but contingent upon, the consummation of the Change in Control. If the Total Shareholder Return measured from March 29, 2013 through the consummation of the Change in control is greater than one percent (1%) but less than sixty-seven percent (67%), then the Option Shares which have not previously become vested or forfeited at the time of a Change of Control shall be treated as vested and exercisable immediately prior to, but contingent upon, the consummation of a Change in Control at the rate of one and one-half percent (1½%) of such unvested and nonforfeited Option Shares per each whole percentage point increase in such Total Shareholder Return. Upon the consummation of a Change in Control, to the extent Option Shares remain unvested in accordance with the paragraph setting forth Performance Based Vesting of Option Shares and this paragraph setting forth Change in Control Based Vesting of Option Shares, those Option Shares shall be forfeited.

Expiration Date of Option	______, 2020

The Option is not an Incentive Stock Option and is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.
Each capitalized term not defined herein shall have the meaning set forth for such term in the Plan.
1.Option.
(a)    Term. Subject to the terms and conditions set forth herein, the Company hereby grants to you an Option to purchase the Option Shares at the exercise price per Option Share set forth above in the introductory paragraph of this Agreement (the “Exercise Price”), payable upon exercise as set forth in paragraph 1(b) below. The Option shall expire at the close of business on the date set forth above in the introductory paragraph of this Agreement (the “Expiration Date”), which is the seventh anniversary of the Date of Grant set forth in such introductory paragraph (the “Date of Grant”), subject to earlier expiration as provided in paragraph 2(c) below should you cease to be an employee, officer or director of the Company or a Subsidiary. The Exercise Price and the number and kind of shares of Common Stock or other property for which the Option may be exercised shall be subject to adjustment as provided in Section 12.2 of the Plan.
(b)    Payment of Option Price. Subject to paragraph 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired. Payment of the Option Price shall be made by one or more of the following means:
(i)    in cash (including check, bank draft, money order or wire transfer of immediately available funds);
(ii)    by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the Option Price in accordance with Section 6 of the Plan;
(iii)    by simultaneous sale through a broker reasonably acceptable to the Committee of Option Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board;
(iv)    if and to the extent approved in advance by the Committee, by authorizing the Company to withhold from issuance a number of Option Shares issuable upon exercise of the Option which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the Option Price; or
(v)    by any combination of the foregoing clauses (i) through (iii) and, if authorized in advance by the Committee, clause (iv).
2.    Exercisability/Vesting and Expiration.
(a)    Vesting of Option Shares. The Option granted hereunder may be exercised only to the extent it has become vested. The Option shall vest as indicated in the Performance Based Vesting of Option Shares and/or the Change in Control Vesting of Option Shares set forth in the introductory paragraph of this Agreement.
(b)    Normal Expiration. In no event shall any part of the Option be exercisable after the Expiration Date.
(c)    Effect on Expiration of Employment Termination. The general rules set forth in the Plan (Section 12.4) shall apply if your employment or service with the Company or a Subsidiary terminates prior to the Expiration Date.
3.    Procedure for Exercise. You may exercise all or any portion of the Option, to the extent it has vested and is outstanding, at any time and from time to time prior to the Expiration Date, by delivering written notice to the Company in the form attached hereto as Exhibit A, together with payment of the Option Price in accordance with the provisions of paragraph 1(b) above. The Option may not be exercised for a fraction of an Option Share.

4.    Automatic Exercise. If on the last day on which the Option may be exercised, the Fair Market Value of one Share exceeds the Exercise Price per Option Share above, then the Option, to the extent vested, shall be deemed to have been exercised by you on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to you the number of whole Option Shares for which the Option was deemed exercised, less the number of whole Option Shares required to be withheld for the payment of the total purchase price and required withholding taxes (determined under paragraph 5(a) below) with any fractional Share settled in cash.
5.    Withholding of Taxes.
(a)    Withholding of Shares. You are required to make arrangements for payment to the Company at the time of exercise of the amount the Company is required to withhold for taxes. The Company may, but need not, permit you to deliver whole shares of Common Stock (or have the Company withhold whole Option Shares acquired upon exercise of the Option) to satisfy, in whole or in part, the minimum amount the Company is required to withhold for taxes in connection with the exercise of the Option. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. Any remaining amount required to be withheld that is in excess of any whole shares accepted by the Company must be paid to the Company by you at the time of exercise.
(b)    Company Requirement. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of Option Shares under this Agreement.
6.    Conformity with Plan. The Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.
7.    Rights of Participants; Future Awards. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate your employment or other performance of services at any time (with or without Cause), nor confer upon you any right to continue in the employ or as a director or officer of, or in the performance of other services for, the Company or a Subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility, and in the event of termination of employment or other performance of services (including, but not limited to, termination without Cause), any portion of the Option that was not previously vested and exercisable shall expire and be forfeited (other than, if the Committee so provides, retirement). Nothing in this Agreement shall confer upon you any right to be selected again as a Participant. The purpose and terms of this grant reflect the Committee’s intention to not grant any awards to you under the Plan (or any successor or similar plan) during the Company’s 2014 and 2015 Fiscal Years and to next consider you for an award in the fourth quarter of the 2016 Fiscal Year [FOR NON-CEO NEOs only: other than awards having vesting and exercise terms and conditions based upon performance criteria and time periods substantially similar to those used herein]. You acknowledge your understanding of and agreement to the Committee’s intention.
8.    Certain Definitions. For the purposes of this Agreement, the following terms shall have the meaning set forth below:
(a)    “Adjusted EBITDA” for a period means the GAAP net income attributable to the Company for such period, (i) excluding those categories of expenses, costs and income excluded in the determination of the Company’s Adjusted EBITDA as set forth in the Company’s Fourth Quarter and Fiscal Year ended June 30, 2012 earnings release dated August 23, 2012, applied on a consistent basis, and (ii) adjusted for non-U.S. currency exchange rates as set forth below in this Section 8(a). The EBITDA for each country in which the Company operates which does not transact business using United States dollars shall first be calculated using a foreign currency exchange rate utilizing the monthly average of the shorter of (i) twenty-four (24) months and (ii) the period of time in which the Company has operated in such country (the “Initial EBIDTA Country Determination”). If, for any country in which the Company operates, the country EBITDA using the Average Actual Rates (as defined below) are within ten percent (10%) above or below the country EBITDA using the Initial EBIDTA Country Determination, then the Initial EBITDA Country Determination shall be used to calculate the country’s EBITDA. If, for any country in which the Company operates, the country EBITDA using the Average Actual Rates are greater than or less than ten percent (10%) of the country EBITDA results using the Initial EBITDA Country Determination, the amount of the country’s EBIDTA shall be determined by adding or subtracting the amount in excess of or below this ten percent (10%) figure, as the case may be, to the Initial EBIDTA Country Determination. Notwithstanding the foregoing, the determination of the Company’s total consolidated EBIDTA for the 2017 Fiscal Year shall not be adjusted for foreign currency exchange rates as set forth above, and shall be determined solely on the basis of the Initial EBIDTA Country Determination for that year. For purposes of this Agreement, the Average Actual Rates means the monthly average foreign currency exchange rates used for GAAP purposes to calculate the Company’s total consolidated EBIDTA.
(b)    “Comparison Group” means all of the companies listed on the S&P 400 Midcap Index as of the Date of Grant, subject to removal as set forth in this Section 8(b). A company shall be removed from the Comparison Group if it undergoes a Specified Corporate Change. A company that is removed from the Comparison Group before a measurement date for any of the TSR Vesting Triggers will not be included at all in the determination of whether any of such TSR Vesting Triggers is satisfied. A company in the Comparison Group will be deemed to have undergone a “Specified Corporate Change” if it: (i) ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; (ii) has gone private; (iii) has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or (iv) has been acquired by another company (whether by another company in the Comparison Group or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets. The Company shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a Comparison Group company in making a determination that a Specified Corporate Change has occurred.

(c)    “Fiscal Year” shall mean the fiscal year of the Company.
(d)    “Option Shares” shall mean (i) all shares of Common Stock issued or issuable upon the exercise of the Option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock.
(e)    “TSR Measurement Date” means each trading day with respect to which the principal national securities exchange on which the Company’s Common Stock is listed for trading is open and for which trades are reported.
(f)     “Total Shareholder Return” or “TSR” means total shareholder return as applied to the Company or any company in the Comparison Group, as applicable, meaning the change in stock price from March 29, 2013 to each TSR Measurement Date within the applicable TSR Vesting Trigger Measurement Period or the Change in Control consummation date, as applicable, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Comparison Group) during such period, expressed as a percentage return. For purposes of measuring TSR, and, except as provided below with respect to a Change in Control, the stock price of the Company and each company in the Comparison Group as of (i) March 29, 2013 shall be the average reported closing price for such common stock over the 20 consecutive trading days ending on March 29, 2013 and (ii) each TSR Measurement Date within the applicable TSR Vesting Trigger Measurement Period shall be the average reported closing price for such common stock over the 20 consecutive trading days ending on such TSR Measurement Date. In the event of a Change in Control, the closing price on March 29, 2013 and the per share value of the Company’s Common Stock as of the date the Change in Control is consummated shall be used instead of average closing prices as described above. If a company:  (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code;  (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days;  (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations, then the TSR for that company will be negative one hundred percent (-100%).
(g)     “Initial TSR Vesting Trigger Measurement Period” shall mean each period which (i) begins on March 29, 2013 and (ii) ends on a TSR Measurement Date which falls in the period beginning on July 1, 2014 and ending on the Expiration Date.
(h)    “Initial TSR Vesting Trigger” shall be met if, during any Initial TSR Vesting Trigger Measurement Period, the Total Shareholder Return for the Company ranks in the sixtieth (60th) percentile or greater as compared to Total Shareholder Return of the companies in the Comparison Group measured during such period.
(i)     “Second TSR Vesting Trigger Measurement Period” shall mean each period which (i) begins March 29, 2013 and (ii) ends on a TSR Measurement Date which falls in the period beginning on July 1, 2015 and ending on the Expiration Date.

(j)    “Second TSR Vesting Trigger” shall be met if, during any Second TSR Vesting Trigger Measurement Period, the Total Shareholder Return ranks in the sixtieth (60th) percentile or greater as compared to Total Shareholder Return of the companies in the Comparison Group measured during such period.
(k)     “Third TSR Vesting Trigger Measurement Period” shall mean each period which (i) beings March 29, 2013 and (ii) ends on a TSR Measurement Date which falls in the period beginning on July 1, 2016 and ending on the Expiration Date.
(l)    “Third TSR Vesting Trigger” shall be met if, during any Third TSR Vesting Trigger Measurement Period, the Total Shareholder Return for the Company ranks in the sixtieth (60th) percentile or greater as compared to Total Shareholder Return of the companies in the Comparison Group measured during such period.
(m)     “Final TSR Vesting Trigger Measurement Period” shall mean each period which (i) begins on March 29, 2013 and (ii) ends on a TSR Measurement Date which falls within the period beginning on July 1, 2017 and ending on the Expiration Date.
(n)    “Final TSR Vesting Trigger” shall be met if, during any Final TSR Vesting Trigger Measurement Period, the Total Shareholder Return for the Company ranks in the sixtieth (60th) percentile or greater as compared to Total Shareholder Return of the companies in the Comparison Group measured during such period.
9.    Amendment or Substitution of Option. The terms of the Option may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of the Option); provided that, except as otherwise provided in the Plan, no such amendment shall adversely affect in a material manner any of your rights hereunder without your written consent.
10.    Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
11.    Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
12.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
13.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.
14.    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
15.    Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.
16.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you at the address appearing on the signature page to this Agreement and to the Company at 7 Village Circle, Suite 100, Westlake, TX 76262, Attn: Chief Financial Officer, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
17.    Entire Agreement. This Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Option Shares.
*****

Signature Page to Stock Option Agreement
Please execute the extra copy of this Agreement in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this Agreement.
Very truly yours,

SOLERA HOLDINGS, INC.

By: ____________________________________
    Name: ___________________________
    Title: ___________________________

Enclosures:
- Extra copy of this Agreement
- Copy of the Plan
- Prospectus for the Plan
The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of	OPTIONEE

Name:
Address (please print)

EXHIBIT A
Form of Letter to be Used to Exercise Nonqualified Stock Option
_______________________________
Date

Solera Holdings, Inc.
[Street address]
[City, State Zip Code]
Attention:    Chief Financial Officer
I wish to exercise the stock option granted on [Date] and evidenced by a Stock Option Agreement dated as of [Date] to acquire [Number] shares of Common Stock of Solera Holdings, Inc., at an option price of $[Price] per share. In accordance with the provisions of paragraph 1 of the Stock Option Agreement, I wish to make payment of the exercise price (please check all that apply):

☐	in cash
☐	by delivery of shares of Common Stock held by me
☐	by simultaneous sale through a broker of Option Shares
☐	by authorizing the Company to withhold Option Shares (subject to authorization by the compensation committee of the board of directors of the Company)

Please issue a certificate for these shares in the following name:

Name

Address
Very truly yours,
Signature
Typed or Printed Name:
Social Security Number